                                                                     EXHIBIT 8

                         [ALSTON&BIRD LLP LETTERHEAD]

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com


Philip C. Cook                                        Direct Dial (404) 881-7000

                              [FORM OF TAX OPINION]
                                January __, 1998


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Key Florida Bancorp, Inc.
6001 26th Street
Bradenton, Florida 34207

         Re: Proposed Merger of Key Florida Bancorp, Inc. with and into Regions Financial Corporation

Ladies and Gentlemen:

         We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of Key Florida Bancorp, Inc. ("KFB"), a corporation organized and existing under the laws of the Florida, with and into Regions. The Merger (as defined below) will be effected pursuant to the Agreement and Plan of Merger by and between KFB and Regions, dated as of November 25, 1997 (the "Agreement"). As soon as practical following the Merger, Liberty National Bank, a wholly-owned subsidiary of KFB, will be merged with and into Regions' principal wholly-owned banking subsidiary (the "Bank Merger"). In our capacity as counsel to Regions, our opinion as to certain of the federal income tax consequences of the proposed Merger will be filed pursuant to Item 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended, as an attachment to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall

Regions Financial Corporation
Key Florida Bancorp, Inc.
January __,1998
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have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)      the Agreement;

         (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on January __, 1998, including the Proxy Statement/Prospectus for the Special Meeting of the Stockholders of Key Florida Bancorp, Inc.; and

         (3)      such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and KFB and through certificates provided by the management of Regions and the management of KFB.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, provide a wider array of banking and banking related services to consumers and businesses, and strengthen market position and increase financial resources to meet competitive challenges within the greater Bradenton, Florida market area. To achieve these goals, the following will occur pursuant to the Agreement:

         (1) Subject to the terms and conditions of the Agreement, at the Effective Time, KFB shall be merged into and with Regions in accordance with the provisions of Sections 607.1101, 607.1103 and 607.1105 of the FBCA and with the effect provided in Section 607.1106 of the FBCA and of Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the Boards of Directors of KFB and Regions.

Regions Financial Corporation
Key Florida Bancorp, Inc.
January __,1998
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         (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of KFB Common Stock (excluding shares held by KFB or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into
0.3666 of a share of Regions Common Stock (the "Exchange Ratio"), subject to adjustment pursuant to the Agreement.

         (3) Each of the shares of KFB Common Stock held by any KFB Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (4) Notwithstanding any other provision of the Agreement, each holder of shares of KFB Common Stock exchanged pursuant to the Merger, or of options to purchase shares of KFB Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value (as determined pursuant to the Agreement) of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options.

         (5) At the Effective Time, all rights with respect to KFB Common Stock pursuant to stock options or stock appreciation rights ("KFB Options") granted by KFB under the KFB Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each KFB Option, in accordance with the terms of the KFB Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The fair market value of the Regions Common Stock and other consideration, if any, received in the aggregate by the stockholders of KFB will be approximately equal to the fair market value of the KFB Common Stock surrendered in exchange therefor.

Regions Financial Corporation
Key Florida Bancorp, Inc.
January __,1998
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         (2) There is no plan or intention on the part of the stockholders of KFB who own five percent (5%) or more of KFB Common Stock, and to the best of the knowledge of the management of KFB, there is no plan or intention on the part of the remaining stockholders of KFB to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of KFB Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of KFB Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding KFB Common Stock as of the Effective Time. Moreover, shares of KFB Common Stock and shares of Regions Common Stock held by KFB stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

         (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former KFB stockholders.

         (4) Regions has no plan or intention to dispose of any of the assets of KFB acquired in the transaction, except the Bank Merger, dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

         (5) The liabilities of KFB assumed by Regions and the liabilities to which the transferred assets of KFB are subject were incurred by KFB in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of KFB or use a significant portion of KFB's historic business assets in a business.

         (7) Regions, KFB, and the stockholders of KFB will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (8) There is no intercorporate indebtedness existing between KFB or any of its affiliates and Regions or any of its affiliates that was issued, acquired, or will be settled at a discount.

Regions Financial Corporation
Key Florida Bancorp, Inc.
January __,1998
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         (9) KFB is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) Both the fair market value and the total adjusted basis of the assets of KFB transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (11) The payment of cash to KFB stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the KFB stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the KFB stockholders in exchange for their shares of KFB Common Stock. The fractional share interests of each KFB stockholder will be aggregated, and no KFB stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

         (12) None of the compensation received by any stockholder-employees of KFB will be separate consideration for, or allocable to, any of their shares of KFB Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of KFB's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests,
(b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any domestic corporation (other than a controlled corporation) owning any United States real property interest, (ii) KFB is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which KFB is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation

Regions Financial Corporation
Key Florida Bancorp, Inc.
January __,1998
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at least fifty percent (50%) of the fair market value of the stock of which is owned by KFB, in the case of a first-tier subsidiary of KFB or by a controlled corporation, in the case of a lower-tier subsidiary.

         (14) Neither Regions nor KFB is an "investment company" as defined in
Section 368(a)(2)(F)(iii) and (iv).

         (15) The Agreement represents the entire understanding of KFB and Regions with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and KFB (including the representation that KFB stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) Provided the Merger qualifies as a statutory merger under the DGCL and the FBCA, the Merger will be a reorganization within the meaning of Section 368(a). KFB and Regions will each be "a party to a reorganization" within the meaning of Section 368(b).

         (2) The stockholders of KFB will recognize no gain or loss upon the exchange of all of their KFB Common Stock solely for shares of Regions Common Stock.

         (3) The basis of the Regions Common Stock received by the KFB stockholders in the Merger will, in each instance, be the same as the basis of the KFB Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (4) The holding period of the Regions Common Stock received by the KFB stockholders will, in each instance, include the period during which the KFB Common Stock surrendered in exchange therefor was held, provided that the KFB Common Stock was held as a capital asset on the date of the exchange.

         (5) The payment of cash to KFB stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

Regions Financial Corporation
Key Florida Bancorp, Inc.
January __,1998
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         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to the Bank Merger, intercompany transactions, accounting methods, bad debt reserves, or changes in accounting methods resulting from the Merger.

         This opinion is being provided solely for the benefit of Regions, KFB and the KFB stockholders. No other person or party shall be entitled to rely on this opinion.

         We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.




                                    Very truly yours,

                                    ALSTON & BIRD LLP



                                    By:
                                        ----------------------------------------
                                        Philip C. Cook

[LETTER.01]